Morgan Stanley Pacific Growth Fund Inc.
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker


Sinopec


10/12/00


$1.61 HKD


4,396,000


0.200%


25.6657bln HKD


0.0276%
Chase
Jardine
Fleming

F:\legal\msdata\paraleg\10f-3\pacific


HKD= Hong Kong Dollars